Urigen Pharmaceuticals Completes $2.1 Million Financing

Monday August 6, 8:33 am ET

BURLINGAME, Calif.--(BUSINESS WIRE)--Urigen Pharmaceuticals, Inc. (URGP.OB), a specialty pharmaceutical company focused on the development of treatments for urological disorders, has secured financing totaling 2.1 million dollars led by Platinum - Montaur Life Sciences, LLC. WBB Securities, LLC acted as the finder for the transaction. The proceeds from the financing will be used to advance Urigen's URG101 program for Painful Bladder Syndrome and URG301 program for Overactive Bladder.

"Securing this financing provides the resources we need to move forward with our clinical trials and execute on our business plan," said Bill Garner, Chief Executive Officer of Urigen Pharmaceuticals. "We have a strong, experienced management team behind Urigen Pharmaceuticals that is committed to commercializing drugs for the treatment of urological disorders."

About Urigen Pharmaceuticals, Inc.

Urigen Pharmaceuticals, Inc. is a specialty pharmaceutical company dedicated to the development and commercialization of therapeutic products for urological disorders. Urigen's two lead programs target significant unmet medical needs and major market opportunities in urology. Urigen's URG101, a proprietary combination of approved drugs that is instilled into the bladder, targets painful bladder syndrome, which affects approximately 10.5 million men and women in North America. Urigen's URG301, a proprietary dosage form of an approved drug that is locally delivered to control urinary urgency, targets acute urgency in females diagnosed with an overactive bladder, another major unmet need that is insufficiently managed by presently available overactive bladder drugs. For further information, please visit Urigen's website at http://www.urigen.com.

Forward-Looking Statement

This press release may contain forward-looking statements. These statements may be identified by the use of forward-looking terminology such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "should," or "will," or the negative thereof or other variations thereon or comparable terminology. Urigen has based these forward-looking statements on current expectations, assumptions, estimates and projections. While Urigen believes that these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond its control. Given these risks and uncertainties, investors and security holders are cautioned not to place undue reliance on such forward-looking statements. Urigen does not undertake any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments.

Contact:
Urigen Pharmaceuticals, Inc.
Martin E. Shmagin, 650-259-0239
Chief Financial Officer
www.urigen.com

or

The Investor Relations Group
Investor Relations:
Adam Holdsworth/Rachel Colgate, 212-825-3210
Source: Urigen Pharmaceuticals, Inc.